EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated November 10, 2006 (except for Note G as to which the date is December 1, 2006) accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of J & J Snack Foods Corp. and Subsidiaries on Form 10-K for the year ended September 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of J & J Snack Foods Corp. and Subsidiaries on Forms S-8 (File No. 333-111292, effective December 18, 2003, File No. 333-94795, effective January 18, 2000, File No. 333-03833, effective May 16, 1996, File No. 33-87532, effective December 16, 1994 and File No. 33-50036, effective July 24, 1992).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania December 8, 2006